Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Urban One, Inc. (formerly Radio One, Inc.)
Silver Spring, Maryland
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 16, 2018, relating to the consolidated financial statements, the effectiveness of Urban One, Inc.'s internal control over financial reporting, and schedule of Urban One, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.
We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO USA, LLP
McLean, Virginia
March 11, 2019